                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                    Penn Engineering and Manufacturing Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  707389102
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement  X
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                   98,772
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                      0


                               7) Sole Dispositive Power                   0


                               8) Shared Dispositive Power            98,472


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      98,772


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                5.79


   12) Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                    Penn Engineering and Manufacturing Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  707389102
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement  X
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, National Association


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization United States


   Number of Shares         5) Sole Voting Power                      98,772
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                         0


                            7) Sole Dispositive Power                      0


                            8) Shared Dispositive Power               98,472


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      98,772


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)               5.79

    12) Type of Reporting Person (See Instructions)                       BK

   Item 1(a) - Name of Issuer:
   Penn Engineering and Manufacturing Corp.

   Item 1(b) - Address of Issuer's Principal Executive Offices:
   510 Old Easton Road, P.O. Box 1000, Danboro, PA 18916

   Item 2(a) - Name of Person Filing:
   PNC Bank Corp./PNC Bank, National Association

   Item 2(b) - Address of Principal Business Office, or if None, Residence:
   PNC Bank Corp.                                  PNC Bank, N.A.
   Fifth Avenue and Wood Street                    Fifth Avenue and Wood Street
   Pittsburgh, PA 15222                            Pittsburgh, PA 15222

   Item 2(c) - Citizenship:
   Pennsylvania                                    United States

   Item 2(d) - Title of Class of Securities:
   Common Stock

   Item 2(e) - CUSIP No.:
   707389102

   Item 3 - Statement Filed Pursuant to Rule 13d-1(b) or Rule 13d-2(b):
   Parent Holding Company; Bank

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                        98,772
      (b) Percent of Class:
                                                                          5.79
      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote                  98,772
         (ii) shared power to vote or to direct the vote                     0
        (iii) sole power to dispose or to direct the disposition of          0
         (iv) shared power to dispose or to direct the disposition of   98,472

         Item 5 - Ownership of Five Percent or Less of a Class:
         Not applicable

         Item 6 - Ownership of More than Five Percent on Behalf of Another
                  Person:
         Not applicable

         Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
         PNC Bank, N.A. - National Banking Association

         Item 8 - Identification and Classification of Members of the Group:
         Not applicable

         Item 9 - Notice of Dissolution of Group:
         Not applicable

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1994
         _____________________________________________________________________
         Date

         _____________________________________________________________________
         Signature


         /s/ Howard I. Verbofsky, Managing Counsel
         ____________________________________________________________________
         Name/Title


         ____________________________________________________________________
         Date

         ____________________________________________________________________
         Signature

         ____________________________________________________________________
         Name/Title

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction haying such purposes or effect.


         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1994
         _____________________________________________________________________
         Date


         _____________________________________________________________________
         Signature


         /s/ Michelle A. O'Donnell, Assistant Vice President and Assistant
             Regulatory Counsel
         _____________________________________________________________________
         Name/Title




         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature



         _____________________________________________________________________
         Name/Title